Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-19011, No. 333-71373, No. 333-42276, No. 333-45534, No. 333-73652, and No. 333-89176), and on Form S-3 (No. 333-130977, No. 333-130423, No. 333-129141, No. 333-128020, No. 333-128019, No. 333-123902, No.333-119645, No. 333-102244, No. 333-76432, No. 333-69652, No. 333-33612, No. 333-89257, No. 333-84587, No. 333-81311, No. 333-79753, and No. 333-76395) of Microvision, Inc. of our report dated March 15, 2006 relating to the financial statements, finanicial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PRICEWATERHOUSECOOPERS LLP

Seattle, Washington
May 3, 2006